Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOCUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Storm Cat Energy Corporation of our reports dated March 15, 2007 relating to our audits of the consolidated financial statements and management’s assessment of internal controls over financial reporting, which appear in the Company’s Annual Report on Form 10-K of Storm Cat Energy Corporation for the year ended December 31, 2006.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

HEIN & ASSOCIATES LLP

/s/ Hein & Associates LLP

Denver, Colorado
October 25, 2007